SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2003

UNITED COMMUNITY BANCORP

(Exact name of Registrant as specified in its charter)

North Carolina	0-26551	56-2137427
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

1039 Second Street, NE, Hickory, NC 28601-3843

(Address of principal executive offices)

Registrant’s telephone number, including area code  (828) 894-2483

(Former name or address, if changed since last report.)

Item 5.    Other Material Events

HICKORY – United Community Bancorp, a multi-bank holding company that includes Catawba Valley Bank of Hickory, NC and First Gaston Bank of Gastonia, NC, reported earnings of $1,148,332, or $0.42 per share, for the quarter ending December 31, 2002. That compares to earnings of $480,463, or $0.18 per share, for the fourth quarter a year ago.

Annual earnings for 2002 were $3,993,275, or $1.44 per share, a 51.6% increase over the previous year. Earnings for 2001 were $2,629,786, or $0.95 per share.

United Community Bancorp completed the acquisition of Community Bancshares of Wilkesboro, NC on December 31, 2002, adding six branches to the network. The former Northwestern National Bank branches now operate as Northwestern Bank, a division of Catawba Valley Bank. That acquisition was a $35 million transaction.

Catawba Valley Bank ended 2002 with three offices in Hickory, one in Newton-Conover, and a Mortgage Center in Hickory. With the acquisition, branches are also in Wilkesboro, North Wilkesboro, Millers Creek, Taylorsville, West Jefferson and Boone. Additional branches in Statesville and Mooresville will open this August.

First Gaston Bank has offices in Gastonia, Belmont, Mt. Holly, Stanley, and Dallas.

The growth puts United Community Bancorp at 15 branches (plus two more underway) covering six counties (one more underway) in western North Carolina. The headquarters is in Hickory, 60 miles northwest of Charlotte.

January 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANCORP

By:	/s/ R. Steve Aaron
R. Steve Aaron
President and Chief Executive Officer

Dated: January 16, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99	Press Release dated January 15, 2003